Exhibit 99.1

Contacts:
Stewart G. MacDonald	Jim Buckley
Chairman	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7600	617-542-5300
Email: smacdonald@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Appoints Alastair G. Robertson to Board of Directors

Leading Business Strategy and Change Management Expert Further Strengthens Board

WALTHAM, MA, June 25, 2008 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced that Alastair G. Robertson has been elected to the Board of Directors, assuming the open seat created by the retirement of Jerry Schiller in late May.  With the appointment, the Company now returns to eight directors, seven of whom are independent.

Mr. Robertson is currently a global advisor to Evolve Management Partners, an international change management and leadership consulting firm of which he was a Partner until early 2008.  In his role, Mr. Robertson provides counsel to C-level executives worldwide.

“Alastair’s extensive business strategy consulting experience makes him a valuable addition to our Board,” said Stewart G. MacDonald, Mac-Gray’s chairman and chief executive officer.  “He is a noted expert in leadership development and change management, areas that will prove beneficial to Mac-Gray as we continue our focus on profitable growth.  We are delighted to have Alastair join our board, and we look forward to his valuable counsel and contributions.”

Mr. Robertson joined Evolve Management Partners in 2004 with many years of experience in organizational, business strategy and management consulting.  He previously headed the consulting group, Motivation for Leadership, specializing in leadership development consulting.  Earlier in his career, Mr. Robertson was a Partner in Accenture’s Organization and Human Performance line of business, and a Senior Partner and Head of the USA Management Consulting Practice at the PA Consulting Group.  His experience also includes managerial roles at Pepsico and Mars, Inc.  Mr. Robertson is the author of the best selling book, “Global Leadership; The Next Generation.”  Mr. Robertson was educated at the University of Glasgow, United Kingdom.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the management of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry facilities under long-term leases.  These leases typically grant Mac-Gray the exclusive contract rights to laundry facilities on the lessor’s premises for a fixed term, which is generally 7 to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray serves approximately 80,000 multi-housing laundry facilities located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug® circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also markets Whirlpool’s Magic Chef®, Amana® and Maytag®lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry™ Solutions, Intelligent Laundry™ Systems, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  LaundryView® and MicroFridge® are registered trademarks of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

# # #